Bacterin Acquires Assets of Robinson MedSurg

Company Prepares to Introduce Anti-Microbial Coated Orthopedic Implants

BELGRADE, MT, – July 18, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and anti-infective coatings for medical applications, has acquired the assets of Robinson MedSurg LLC (RMS), a medical device distribution company focused primarily on maxillofacial and craniofacial surgery devices.

For consideration of $1 million in Bacterin common stock at the closing date, Bacterin acquired approximately $500,000 in inventory, existing commercial agreements and intellectual property, including a number of patents and patent applications. Upon the achievement of certain revenue goals generated by the assets over a two-year period, additional Bacterin common stock valued at $1 million will be paid to RMS.

As part of the transaction, Bacterin has retained certain key employees of RMS, and engaged the president of RMS, Dr. Randolph C. Robinson M.D., D.D.S., F.A.A.C.S., as a consultant to Bacterin’s sales force for RMS products. Dr. Robinson is also a highly accomplished surgeon and thought leader in Cranio Maxillo Facial Reconstruction and trauma to the face.

“We expect this acquisition to leverage our sales force, which will now have additional products to sell into the same call points,” said Guy Cook, Bacterin’s chairman and CEO. “This acquisition also represents our first foray into medical devices that will eventually use our anti-microbial coatings.”

RMS brings to Bacterin a well-established network of independent distributors throughout the United States and internationally. Bacterin plans to expand upon this network with its 60 company sales reps and 450 independent reps, as well as further enhance the RMS product line with its antimicrobial coatings.

“We will leverage our sales force by first selling RMS uncoated orthopedic implants, then by this time next year, we expect to have FDA concurrence use for anti-microbial coating on these implants,” said Cook. “We expect to be the only company in the space that can offer this technology with anti-microbial coatings, which we believe has an estimated $600 million market potential.”

The acquired RMS product line is comprised of implantable medical devices for maxillofacial, craniofacial, and orthopedic uses. It includes a complete compact bone plating systems; patented small bone generator and craniofacial bone generator distraction devices; and the Patent-pending QuickScrew™ system, a unique pre-loaded surgical screw delivery system that provides a new level of speed and convenience during surgery.

RMS products have received approval at various marquee hospitals, with approved vendor status anticipated soon by the VA Hospital system. Bacterin is now pursuing the FDA market approval process to add its anti-microbial coatings to the RMS product line, and plans to submit a 510(k) application before the end of the year. “We believe this will add an additional and important differentiating IP protection to our product line and we hope to receive approval in 2012,” noted Cook.

“We will continue to be opportunistic in terms of our M&A activity, with a focus on orthopedic implants for the extremities, such as foot and ankle, hands, cranial, and maxillofacial,” said Cook, “and we plan to eventually establish a credit facility to fund our M&A program.”

About Bacterin International Holdings
Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements
This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company’s ability to obtain FDA concurrence use for anti-microbial coatings in a timely manner; whether RMS products achieve approved vendor status by the VA hospital system; whether we are able to establish a credit facility to fund any additional acquisition; the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the Company; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Company Contact:
Guy Cook
President & CEO
Bacterin International Holdings, Inc.
Tel 406-388-0480
gcook@bacterin.com

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com